Exhibit 99
Subject: Our two most-asked questions this week

Caption: GE Aviation’s team in Lafayette, Indiana, recently won a prestigious award from the Applied Ergonomics Society for how they are using lean to prevent injuries when assembling LEAP engines. Image credit: CFM International

Dear Investor,

Thank you for joining our first-quarter earnings call this week. My team and I have spent the week conducting our usual follow-up calls with investors, answering questions and gathering insights. As we’ve all seen, the market reaction has been rough. That feedback is extremely important to us.

Considering the near-term challenges we described in the broader economic environment, many of you have come to us with some form of the same two questions.

1) Tell me why you have conviction in the long-term plan you laid out in your earnings call?

I want to share with you how our CEO Larry Culp answered this with our team at GE:

•Everything starts with the team. Our team at GE is capable, committed, and resilient, up for the challenges ahead and keen to seize the opportunities in front of us.

•Our purpose matters. Leading the future of flight, precision health, and the energy transition are big missions for our customers and for us. Take the Long Ridge Energy Terminal in Ohio, which just became the first GE HA-powered plant to generate power with a hydrogen fuel blend and could help pave the way for the industry to decarbonize. The world needs the work we do.

•Combine this with GE’s leadership position in our markets. Aviation, which with our partners powers two-thirds of the world’s commercial departures, is on the cusp of a significant industry recovery. The team’s 1Q orders were up 32% with services up 36%. Healthcare’s orders were up 8% as public and private investment in health care increases. Demand in these industries is strong, and we’re poised to capture it. Power also continues to improve, with orders up 19% and resilient global gas generation and GE utilization. Renewable Energy service orders were also up 5% in the quarter, even as near-term factors impact customer purchasing decisions for Renewables’ equipment, particularly in the U.S. However, long-term market demand is growing as the world adds 1,000 gigawatts of wind capacity in the next decade and seeks to solve the trilemma of delivering more sustainable, affordable, and reliable energy.

•Our balance sheet is becoming a source of strength. We are going to use it. We’re in a position where we can pursue capital allocation alternatives and make decisions that can have financial and strategic impact for GE and for you, our shareholders. I’ll add that this week we’re starting to opportunistically execute on repurchasing company stock.

•Finally, we continue to scale lean across our teams and businesses. Especially in an operating environment this complex, lean’s unyielding focus on customer value helps us manage what is within our control and improve safety, quality, delivery, and cost … whether that’s to support delivering on strong demand in Aviation and Healthcare or more fundamentally transforming the way we work in Renewable Energy.

2) So then how should we think about the rest of 2022 and 2023?

Last year, we delivered more than 60% of operating profit, almost 80% of net income and north of 100% of free cash flow* in the second half of the year. This year, add to that the steep ramp in Aviation shop visits, pent-up demand in Healthcare orders to be delivered as supply chain shortages ease, and Power outages and equipment scheduled for late in the year. We also have line of sight to better volume and mix at Renewable Energy in the second half.

In addition, we’re taking actions to manage supply pressures and drive better throughput, reduce cost through sourcing and productivity, redouble efforts on price, and go after fewer, better projects. These will bear more fruit as the year goes on and give us confidence in the improvements we expect later this year and next.

Together, typical seasonality and executing our actions support our view of a profile that looks somewhat similar to last year but with closer to 65% of operating profit, 75-80% of earnings, and still >100% of FCF* in the second half. In turn we believe this, together with continued growth in Aviation services, Healthcare, Power and improvement in Renewable Energy, supports our trajectory to the earnings driven $7B+ FCF* range we shared for 2023.

As Larry said in an employee meeting this week, “I have never had more confidence or more conviction in GE. We all share a great sense of both purpose and urgency. People need to see this team, this company, continue to demonstrate what we are capable of doing.”

I couldn’t agree more. Standing here at the end of the week, we’re focused on the future and remain as excited and confident as ever in our path to creating three independent, investment-grade companies well positioned for future success. Thank you for your continued support.

Best,
Steve and the GE team

*Non-GAAP Financial Measure. The reasons we use these non-GAAP financial measures and the reconciliations to their most directly comparable GAAP financial measures are included in our Form 10-Q and our first quarter earnings release.

This document contains "forward-looking statements." For details on the uncertainties that may cause our actual future results to be materially different than those expressed in our forward-looking statements, see here as well as our Form 10-Q for period ended March 31, 2022.